UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 18, 2006
DUSA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

New Jersey	0-19777	22-3103129
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification
incorporation)		Number)
25 Upton Drive
Wilmington, Massachusetts 01887
(Address of principal executive offices, including ZIP code)
(978) 657-7500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     DUSA Pharmaceuticals, Inc. (“DUSA”) reports that on October 18, 2006, its Compensation Committee approved an amendment to Richard C. Christopher’s employment agreement. Mr. Christopher is DUSA’s Vice-President, Finance and Chief Financial Officer. The amendment to the employment agreement updates Mr. Christopher’s current responsibilities and increases his severance allowance from six (6) months to twelve (12) months of his then current base salary, payable as a lump sum, within sixty (60) days following the date of a termination by DUSA without cause. This provision is now consistent with the severance benefit provided to other executive officers of DUSA. The employment agreement remains unchanged in all other respects.
     Also, at the recommendation of DUSA’s Compensation Committee, the Board of Directors of DUSA has extended the term of Two Hundred Fifty Thousand (250,000) Class B warrants originally issued to D. Geoffrey Shulman, the Chairman of the Board of Directors and Chief Executive Officer of DUSA, at the time of DUSA’s initial public offering, for an additional four years, to January 29, 2011. An additional Fifty Thousand (50,000) of the Three Hundred Thousand (300,000) Class B warrants that Dr. Shulman currently holds will lapse if they are not exercised prior to January 29, 2007. The warrants have an exercise price of CDN $6.79 per share, representing the Canadian equivalent of U.S. $6.00, which was the initial public offering price per share of DUSA’s common stock.
Item 3.03 Material Modification to Rights of Security Holders
     At the recommendation of DUSA’s Compensation Committee, the Board of Directors of DUSA has extended the term of Two Hundred Fifty Thousand (250,000) Class B warrants originally issued to D. Geoffrey Shulman, the Chairman of the Board of Directors and Chief Executive Officer of DUSA, at the time of DUSA’s initial public offering, for an additional four years, to January 29, 2011. An additional Fifty Thousand (50,000) of the Three Hundred Thousand (300,000) Class B warrants that Dr. Shulman currently holds will lapse if they are not exercised prior to January 29, 2007. The warrants have an exercise price of CDN $6.79 per share, representing the Canadian equivalent of U.S. $6.00, which was the initial public offering price per share of DUSA’s common stock. Dr. Shulman is the only holder of the Class B warrants. No other terms of the warrant were amended.
Item 5.02 Compensatory Arrangements of Certain Officers
     Also on the recommendation of the Compensation Committee, DUSA adopted the DUSA Pharmaceuticals, Inc. Deferred Compensation Plan (the “Plan”) effective October 18, 2006. The Plan is intended to be a non-qualified, supplemental retirement plan. It is currently unfunded by the Company, and is intended primarily for the purpose of allowing a select group of management or highly compensated employees and members of the board of directors of DUSA (the “Participants”) the option of having a portion of their compensation deferred, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, as such, to be exempt from the provisions of Parts II, III, and IV of Title I of ERISA. It is intended that this Plan, by providing this deferral opportunity, will assist DUSA in retaining and attracting key individuals for the long-term benefit of the Company. Participants may defer up to 80% of their compensation. A Participant will be 100% vested in all of the amounts he or she defers as well as in the earnings attributable to a Participant’s deferred account. A Participant may elect to receive distributions from the deferred account at various times, either in a lump sum or in up to ten annual installments. DUSA’s obligation to pay the Participant an amount from his or her deferred account is an unsecured promise and benefits shall be paid out of the general assets of the company. While DUSA intends to establish a Rabbi Trust and segregate the Participants’ deferred amounts, the Participants shall be general creditors of DUSA. The Compensation Committee will act as the administrator of the Plan. The trustee of the Participants’ deferred accounts will be Bankers Trust Company.
     Except for historical information, this report contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to DUSA’s intentions regarding the Plan and exemption from ERISA. The factors that may affect such statements include the participation of employees and directors in the Plan, the competitive nature of the industry for key executives, the ability of the company to penetrate the market with its products, and other risks identified in DUSA’s SEC filings from time to time.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUSA PHARMACEUTICALS, INC.
	By:	/s/ D. Geoffrey Shulman
D. Geoffrey Shulman, MD, FRCPC
Dated: October 24, 2006		Chairman of the Board and Chief Executive Officer